                                       CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees of
Oppenheimer Baring China Fund:

We consent to the use in this Registration Statement of Oppenheimer Baring China Fund, of our report dated July 16, 2007, included in the Statement of Additional Information, which is part of such Registration Statement, and to the references to our firm under the headings "Financial Highlights" appearing in the Prospectus, which is also part of such Registration Statement and "Independent
Registered Public Accounting Firm" appearing in the Statement of Additional Information.

                                            /s/KPMG LLP
                                            KPMG LLP

Denver, Colorado
September 26, 2007